Exhibit 10.9

Option to Renew	ORIGINAL	Ben and Ariela Lawee
2675 Junipero Street
Suite 300
Signal Hill CA, 90755
Tel: 562 426-0474
Fax: 562 424-3638

July 18, 2002

Craig Womack

Interactive Health

3030 Walnut Avenue

Long Beach CA 90807

RE: Term and Improvement Agreement for Extended Term

Dear Craig,

Please let the following letter serve as the agreed upon rental rate and building improvements items.  Upon your review please execute you’re acceptance below and return via enclosed envelope.

Rental Rate:

Present rental rate	$0.42 X 54,352SF		$22,827.84
Year One rental rate	$0.43 X 54,352SF	as of October 1st 2002	$23,371.35
Year Two rental rate	$0.44 X 54,352SF	as of October 1st 2003	$23,914.88
Year Three rental rate	$0.45 X 54,352SF	as of October 1st 2004	$24,458.40

Lawee shall provide an improvement allowance of $20,000.00 or 50% of improvement cost which ever is greater on items listed below in section B.  Section B items will commence after the acceptance and return of this document.

A. Improvements to be provided by Lawee at its sole expense.

1.	Total Exterior painting of the building and walkway railings.
2.	Replace expired bulbs on the exterior of the building
3.	Replace damaged walkway lighting	/s/ CPW
4.	HVAC units to be evaluated and either refurbished or replaced

B. Improvements Interactive Health to coordinate and Lawee to pay 50%:

1.	Two downstairs restrooms and main restroom on second floor to have new tile floors, walls and counters
2.	Two downstairs restrooms and main restroom on second floor to have new sinks, fixtures and recessed lighting.
3.	Kitchen area to have new flooring, counter top, sink and fixtures as well as revised cabinetry faces and additional cabinets

/s/ CPW

All improvement colors and materials to be mutually agreed upon by Lawee and Interactive Health.

Sincerely,

/s/ Ben D. Lawee
Ben D. Lawee	Accepted by:	/s/ Craig P. Womack

cc: Matt Wolman	Date:	7/23/02